GORAN CAPITAL INC. - Consolidated
Analysis of Earnings Per Share
As at December 31, 1996

                                                  December 31,     December 31,
                                                  1996             1995

TSE Trading Activity

Period                  Volume      Value         Average
Covered                 #           (US $)        Price (US$)      (US $)

January to December
1996                    1,684,061   $23,551,580   $    13.98       $6.20

Proceeds from Exercise
of Warrants and Options
(US $)                                            $3,789,130       $1,353,460

Shares Repurchased -
Treasury Method                                      270,943          218,396

Shares Outstanding -
Weighted Average                                   5,286,270        5,012,005

Add:  Options &
Warrants Outstanding                                 709,149          774,035

Less:  Treasury Method
- Shares Repurchased                                (207,943)        (218,396)

Shares Outstanding for
U.S. GAAP Purposes                                 5,724,476        5,567,644

Net Earnings in
Accordance with U.S.
GAAP                                             $31,294,636       $6,665,935

Earnings Per Share - U.S.
GAAP (Primary and
Fully Diluted)                                         $5.47            $1.20


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